UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 18, 2008

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25283	33-0717312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Hutton Centre Drive, Suite 400 Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

(714) 427-3000

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 8.01	Other Events.

Corinthian Colleges, Inc. (“Corinthian,” the “Company,” “we” or “us”) has been informed by Sallie Mae and two other lenders that they will no longer make private loans available for students who present higher credit risks (i.e. subprime borrowers). We understand this change in policy applies to subprime borrowers at post-secondary institutions in general.

Effective October 1, 2007, Congress reduced subsidies for all federal Title IV student financial aid lenders. Those subsidy reductions, coupled with the challenging subprime credit market, have caused lenders to re-evaluate their contractual arrangements with post-secondary institutions, including Corinthian.

The largest of these lenders, Sallie Mae, provided 90% of private loans for Corinthian’s students in the United States. Private loans constituted approximately 13% of our U.S. revenue (on a cash basis) in fiscal 2007. On January 18, 2008, we received a letter from Sallie Mae indicating that it was exiting the subprime lending business for private student loans. Thus, effective March 1, 2008, Sallie Mae will no longer provide private loans for Corinthian students in the subprime credit category. In fiscal 2007, approximately 75% of our private loan portfolio was subprime. We understand that Sallie Mae’s intention is to honor its loan obligations to current students; continue providing private loans to students with prime credit scores; and continue providing federal Title IV loans.

In the face of this unexpected change in policy by Sallie Mae, our top priority is to ensure continued access to education for our students. Our current students will continue to receive previously-approved financing through existing arrangements, and we are confident that we can arrange financing for the vast majority of incoming students through Title IV, our internal lending program, and other resources. In addition, the Company is exploring several alternatives that would allow it to reduce its reliance on third party lenders.

In addition to Sallie Mae, two other contract lenders had been providing private loans for our students, College Loan Corporation and Student Loan Express. College Loan Corporation (CLC) has notified us that they will no longer offer either Title IV or private loans to the career college sector. Student Loan Express has notified us that they will no longer offer private loans, but will continue to offer Title IV loans to our students.

Based upon the information currently available, we expect Title IV loans to continue to be available to our students from third-party lenders. Title IV loans and grants constituted approximately 75% of our revenue (on a cash basis) in fiscal 2007. However, we are pursuing a conservative course by preparing to participate in the federal direct lending program, which makes Title IV loans available without going through a third-party lender. In February, we plan to begin a pilot program with several of our schools to explore the federal direct lending alternative.

We are also exploring other alternatives to help students fund their educational programs. These include the following:

•

Changing the mix of funding sources to reduce reliance on third-party loans. Historically, the percentage of Corinthian’s revenue derived from cash payments, state grants, entitlement programs and certain types of Title IV loans was significantly higher than it is currently. We plan to increase these sources to be more in line with historical levels.

•

Expanding our own lending program, while instituting stricter underwriting guidelines. We believe that our balance sheet and existing credit line are adequate to fund an expansion of our own lending program.

•	Using third-party lenders to issue the loans, which Corinthian would guarantee against default. We believe that our balance sheet and credit line are adequate to support such guaranties.

•

Seeking new lenders who will make private loans available to our students, in both the prime and subprime credit categories. We believe several lenders will be interested in the prime category of students, but that current credit market conditions will make it challenging to find lenders willing to assume the risk for subprime loans in the near term.

These alternatives involve risks and uncertainties. Increasing the amount our new students pay in cash and instituting stricter underwriting guidelines may slow our rate of enrollment growth. In addition, expanding our own lending program and guaranteeing third-party lenders against default may increase bad debt from current levels and decrease liquidity.

As we explore different ways of providing funds for students, we must comply with the federal 90/10 rule. It mandates that at least 10% of our institutions’ revenue (on a cash basis) be derived from non-Title IV sources. For example, use of third-party lenders, cash payments from students, and other non-Title IV revenues help us stay within the 90/10 rule. But since our own loans to students can only be counted as non-Title IV revenue when the student repays the loan, our loans initially reduce the non-Title IV revenue that can be counted to meet the rule.

In the first half of fiscal 2008, for the Company’s U.S. operations, approximately 80% of our revenue was derived from Title IV and 20% from other sources. We expect our institutions to meet the 90/10 requirement for fiscal 2008. As our mix of funding for students evolves, we will monitor our 90/10 performance closely to ensure continued compliance. We are also pursuing legislative changes to the 90/10 requirement that would give institutions more flexibility to offer their own loans and grants to students.

Operating Results and Guidance Update:

New student starts increased 10 percent and ending student population rose 9.6 percent for the fiscal 2008 second quarter compared with the year earlier period. Corinthian will report its second quarter earnings on January 29, 2008. We believe that our growth and operational momentum puts us in a good position to navigate the transition from current lending sources to other alternatives.

We are currently analyzing the financial impact of the policy changes by third-party lenders, as well as the alternatives described above. Our preliminary analysis indicates that in the second half of fiscal 2008 these lending changes will reduce earnings by approximately $0.03 - $0.04 per diluted share. Our previous fiscal year 2008 guidance was $0.40 - $0.45 per diluted share, with the previously-announced expectation that we would be at the high end of the range. We now expect to be at the low end of the same range.

We anticipate that it will take several more months to quantify the impact of the lending changes on fiscal 2009 and beyond. We plan to provide fiscal 2009 guidance during our regularly scheduled fourth quarter and fiscal year-end conference call in late August 2008.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Report on Form 8-K may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to our expectations regarding (i) Sallie Mae honoring its loans to current students; (ii) Sallie Mae continuing to provide private loans to students with prime credit scores; (iii) Sallie Mae continuing to provide federal Title IV loans; (iv) current students continuing to have the financing they need through existing arrangements; (v) our ability to arrange financing for incoming students through Title IV, our internal lending program, and other resources; (vi) the ability or willingness of lenders to provide alternative loans to credit worthy students; (vii) our ability to reduce the gap between Title IV funding and our students’ educational charges; (viii) our direct loan program for our students; (ix) our plans to explore federal direct lending; (x) the adequacy of our balance sheet and access to credit facilities to fund increased direct lending to our students;(xi) our ability to develop and employ operational approaches to increase non-Title IV revenue; and (xii) the projections included under the heading “Operating Results and Guidance Update” above. Many factors may cause the company's actual results to differ materially from those discussed in any such forward-looking statements, including: risks associated with unfavorable changes in the cost or availability of alternative loans for our students; potential higher bad debt expense or reduced revenue associated with requiring students to pay more of their educational expenses while in school; the potential inability or failure of the Company to develop underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; increased competition; the Company's effectiveness in its regulatory compliance efforts; general market conditions (including credit market conditions); and other risks and uncertainties described in the Company's filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 22, 2008	CORINTHIAN COLLEGES, INC.

/s/ Kenneth Ord
Kenneth Ord Executive Vice President and Chief Financial Officer